Form 10-K
Year Ended 12/31/2001
Exhibit 10(o)

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of November 30, 2001 between R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), and William L. Davis (the “Executive”).

WHEREAS, the Company is a world leader in distributing, managing and reproducing print and digital information for the publishing, retailing, merchandising and information technology markets worldwide;

WHEREAS, the Executive has, pursuant to the terms of an Employment Agreement dated as of March 18, 1997 (the “Existing Employment Agreement”), served as Chief Executive Officer of the Company since March 18, 1997 and as Chairman of the Board of the Company since March 28, 1997;

WHEREAS, the Executive also has served as President of the Company since January 9, 2001;

WHEREAS, the Company and the Executive desire to terminate the Existing Employment Agreement and enter into this Agreement pursuant to which the Executive will continue to serve as the Company’s Chairman of the Board and Chief Executive Officer; and

WHEREAS, following the execution of this Agreement, the Executive will continue to serve as President of the Company until a successor President is elected by the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.  Employment.    The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall commence on the date hereof and, unless earlier terminated pursuant to Section 4, shall end on March 31, 2004; provided, however, that commencing April 1, 2003, the Employment Period shall each day be automatically extended by one additional day (so that the remaining Employment Period shall, on and after April 1, 2003, always be one year) until such date as either the Company or the Executive shall have terminated such automatic extension provision by giving written notice to the other.

2.  Position and Duties; Responsibilities.    (a)  Position and Duties.    The Company shall employ the Executive during the Employment Period as its Chairman of the Board and Chief Executive Officer. During the Employment Period, the Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing, the Executive may (i) manage his personal investments and affairs; (ii) engage in charitable, civic or community activities; and (iii) with the prior approval of the Board, serve as a director of any business corporation, provided that such activities or service do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(b)  Responsibilities.    Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the formulation and execution of the corporate policy of the Company and shall exercise all responsibilities customarily exercised by the Chairman of the Board and Chief Executive Officer of a company of the size and nature of the Company. The Executive shall also perform such other duties (not inconsistent with his positions of Chairman of the Board and Chief Executive Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board and as are customarily performed by someone holding the position of Chairman of the Board and Chief Executive Officer. The Executive shall also serve as President until a successor President is elected by the Board.

3.  Compensation.    (a)  Base Salary.    During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $900,000 per annum, subject to review by the Human Resources Committee of the Board no less frequently than annually for increase (such base salary, as increased from time to time, being hereinafter referred to as “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Company’s executive payroll policy.

(b)  Annual Bonus.    The Executive shall be eligible to participate in the R.R. Donnelley & Sons Company Senior Management Annual Incentive Plan (the “Management Incentive Plan”) and shall be granted award(s) under the Management Incentive Plan providing for an annual cash incentive bonus (the “Annual Bonus”) as follows: In respect of each fiscal year of the Company commencing during the Employment Period, the Executive shall be granted an award in respect of such fiscal year providing for (i) a Target Award equal to 90% of actual Base Salary earned for the period covered by such Annual Bonus; (ii) a maximum bonus equal to two times the Target Award and (iii) a Base Annual Salary (as defined in Exhibit A to the Management Incentive Plan) equal to the Executive’s Base Salary as of the January 1 of such fiscal year. Such award shall be substantially in the form attached to this Agreement as Exhibit A. The Executive shall be paid his Annual Bonus for each year no later than other senior executives are paid their annual bonuses.

(C)  Stock Options.

(1)  In March 2002, and annually thereafter during the Employment Period, the Executive shall be granted a non-qualified stock option under the R.R. Donnelley & Sons Company 2000 Stock Incentive Plan, or a successor stock incentive plan (the “Stock Incentive Plan”), to purchase from the Company shares of the Company’s common stock, par value $1.25 per share (“Common Stock”), at a purchase price per share equal to the average of the high and low prices per share of Common Stock on the date of grant of such stock option, as reported in the New York Stock Exchange Composite Transactions report for such date, or if no such report is available for the date of grant of such stock option, as reported in the New York Stock Exchange Composite Transactions report for the trading day immediately preceding such date. The option to be granted to the Executive pursuant to this subsection during 2002 shall entitle the Executive to purchase, pursuant to the terms and conditions of the Stock Incentive Plan and the stock option agreement evidencing such option, 236,000 shares of Common Stock. The option to be granted to the Executive pursuant to this subsection in each subsequent year shall entitle the

Executive to purchase, pursuant to the terms and conditions of the Stock Incentive Plan and the stock option agreement evidencing such option, a number of shares of Common Stock that shall result in such option having a value, computed by the Company in accordance with the Black-Scholes option-pricing model, equal to 2.625 multiplied by the Executive’s Base Salary on the date of grant of such option. Stock option grants made pursuant to this subsection shall be made no later than the time at which annual option grants are generally made to other senior officers of the Company pursuant to the Stock Incentive Plan. The stock option agreements evidencing such grants shall be substantially in the form attached to this Agreement as Exhibit B.

(2)  Retirement for Purposes of Existing Stock Options and Other Awards.    Consistent with the Company’s past practice and pursuant to the determination made by the committee of the Board administering the Stock Incentive Plan, any Retirement (as defined in Section 4(f) hereof) of the Executive shall, for purposes of the Stock Option Agreement between the Company and the Executive dated as of March 22, 2001 and the Stock Option Agreement between the Company and the Executive dated as of March 23, 2000 (collectively, the “Existing 2000 Plan Stock Option Agreements”), be a “Retirement” within the meaning of Section 5(b) of the Existing 2000 Plan Stock Option Agreements. Consistent with the Company’s past practice, any Retirement (as defined in Section 4(f) hereof) of the Executive shall be a retirement with the consent of the Company for purposes of (i) Section 5 of the two Stock Option Agreements between the Company and the Executive dated as of March 18, 1997, (ii) Section 5(b) of the two Restricted Stock Awards granted to the Executive dated as of March 18, 1997 and the Restricted Stock Award granted to the Executive dated as of February 15, 2000 and (iii) Section 5(c) of the 2001 Senior Management Long Term Incentive Award granted to Executive on January 25, 2001.

(d)  Long-Term Performance Awards.

(1)  In January 2002, the Executive shall be granted a long-term performance award of 14,480 stock units under the Stock Incentive Plan. The agreement evidencing such award (the “Award Agreement”) shall be substantially in the form attached to this Agreement as Exhibit C.

(2)  In January 2003, and every second year following 2003 during the Employment Period, commencing with 2005, the Executive shall be granted a long-term performance award under the Stock Incentive Plan of a number of stock units equal to (i) 1.75 (ii) multiplied by the Executive’s Base Salary on the date of such award, (iii) divided by the average closing price of a share of Common Stock on the New York Stock Exchange during the last 40 trading days of the calendar year immediately preceding the year in which the award is made. Long-term performance awards made pursuant to this subsection shall be made no later than the time at which biennial long-term performance awards are generally made to other senior officers of the Company pursuant to the Stock Incentive Plan. The long-term performance award agreement evidencing such awards shall be substantially in the form attached to this Agreement as Exhibit D. If at any time during the Employment Period the Company shall replace its equity-based long-term incentive program with a different equity-based long-term incentive program such that performance-based stock units are no longer granted to senior executives on a biennial basis pursuant to the Stock Incentive Plan, the Company shall no longer be obligated to make the specific awards described in this subsection and the Executive shall be entitled to receive long-term equity-based performance awards having an aggregate value substantially equivalent to the aggregate value of the awards described in this subsection.

(e)  Special Equity Award.    As of the date of this Agreement, the Executive shall be awarded 115,385 stock units under the Stock Incentive Plan. The agreement evidencing such award (the “Stock Unit Agreement”) shall be substantially in the form attached to this Agreement as Exhibit E.

(f)  Previously-Earned Bonus.    For the purpose of determining the Executive’s right to receive payments under the R.R. Donnelley & Sons Company Senior Management Incentive Plan, adopted as of January 1, 1998 and amended and terminated as of January 1, 2001 (the “Prior SMIP”), relating to his existing Bank Balance (as such term is defined in the Prior SMIP), any Retirement (as defined in Section 4(f) hereof) of the Executive shall, for purposes of Section 9(c) of the Prior SMIP, be a retirement with the consent of the Company. Any payments to be made to the Executive relating to his existing Bank Balance shall be made to the Executive in accordance with the terms of the Prior SMIP; provided, however, that if the Executive is employed by the Company on the date on which any such payment would otherwise be due to him, he may elect, in lieu of direct receipt of such payment, to have the amount of such payment credited to his account under the Company’s Executive Deferred Compensation Plan, or such other deferral plan as may be agreed to between the Executive and the Company, subject to the terms thereof.

(g)  Retirement Benefit Plan.    Notwithstanding any provision of the qualified R. R. Donnelley & Sons Company Retirement Benefit Plan and related non-qualified Unfunded Supplemental Benefit Plan (collectively, the “Retirement Plan”) to the contrary, the Company shall pay to the Executive a pension (in the form of a single life annuity) for the life of the Executive, commencing on the first day of the month coinciding with or next following his 65th birthday, in an annual amount, subject to adjustment as set forth below, equal to the excess of

(A) the greater of (i) $1,228,000 and (ii) 50% of the Executive’s “final average compensation,” as defined below, over (B) the aggregate of (i) such pensions, if any, that as of the date of the Executive’s termination of employment are accrued on behalf of the Executive and vested pursuant to the terms of the Retirement Plan and any other defined benefit pension plan of any prior employer of the Executive, plus (ii) the Executive’s “primary social security benefit,” as defined below (the “Retirement Benefit”). If the Executive’s employment with the Company is terminated between the date hereof and March 18, 2002, on account of the Executive’s voluntary termination as described in Section 4(f) or for cause as described in Section 4(c) unless such termination occurs after a Change in Control as defined in Section 4(e) below, the amount of the pension described above shall be reduced by an amount equal to (i) $321,000 plus (ii) an amount determined by multiplying (A) the number of days between the date of the termination of the Executive’s employment with the Company and March 18, 2002 by (B) $496.99. If the Executive’s employment with the Company is terminated for any other reason between the date hereof and March 18, 2002, the amount of the pension described above shall be reduced by $321,000. If the Executive’s employment with the Company is terminated between March 18, 2002 and March 31, 2004, on account of the Executive’s voluntary termination as described in Section 4(f) or for cause as described in Section 4(c) unless such termination occurs after a Change in Control as defined in Section 4(e) below, the amount of the pension described above shall be reduced by an amount determined by multiplying (i) $321,000 by (ii) a fraction, the numerator of which is the number of days between March 18, 2002 and the date of the termination of the Executive’s employment with the Company and the denominator of which is 744. For purposes of this Agreement (x) “final average compensation” shall mean the average of the Executive’s “compensation” (as defined below) for the five consecutive years of the

Executive’s employment by the Company during which his “compensation” was the greatest, or if the Executive is employed by the Company for less than five years, twelve times the amount of his aggregate compensation divided by the number of months of the Executive’s employment beginning on the date hereof, (y) “compensation” shall mean for any year the Executive’s Base Salary and Annual Bonus for such year and (z) “primary social security benefit” shall mean twelve times the monthly amount available for the benefit of the Executive at age 65 (excluding amounts available for a spouse or dependents) as an old age insurance benefit under the provisions of Title II of the federal Social Security Act. For purposes of the preceding sentence, (i) “compensation” shall be determined on the basis of when paid to the Executive except that, in the event of a “Termination Bonus”, as provided pursuant to Sections 4(a)(3), 4(b)(3) and 4(d)(3) (including Section 4(e) insofar as it incorporates Section 4(d)(3)) such “Termination Bonus” amount shall be deemed to have been received by the Executive immediately prior to his termination of employment if it is paid in respect of one of the first five years of the Employment Period and (ii) a year shall mean each twelve month period (or, in the case of a partial year, the applicable portion of such period) commencing on March 18, 1997 and on each anniversary thereof. The amount of the Executive’s primary social security benefit shall be determined in good faith by the Company on the basis of reasonable estimates, based on the Social Security Act as in effect on the date of the Executive’s retirement or other termination of employment. The Retirement Benefit shall include a pre-retirement spousal survivor benefit to be determined as provided in the next sentence. The time and manner of the payment of the Retirement Benefit (including its conversion into a form of annuity other than described above), and in the event such Retirement Benefit commences prior to the Executive’s 65th birthday, the reduction for early commencement thereof, and the eligibility for and amount of any survivor’s benefits shall be determined under the applicable terms of the Retirement Plan, as if the Retirement Benefit were payable under the Retirement Plan; provided that the Retirement Benefit (including, if applicable, such survivor benefit) shall be determined on a basis that shall be no less favorable to the Executive (or, if applicable, his surviving spouse) than would be the case if it were determined under the Retirement Plan as in effect on the date of this Agreement; provided further that, subject to the foregoing vesting requirements as set forth in the second, third and fourth sentences of this Section 3(g), the Executive shall be deemed to have met the service requirements for entitlement to survivor benefits under the Retirement Plan. Any offsets for amounts attributable to pension payments (including survivor benefits) under pension plans of the Company or any prior employer shall be computed using the same assumptions as to commencement, form and frequency of payments as if such amounts were payable under the Retirement Plan. Notwithstanding the foregoing, the Executive shall be entitled to receive the lump sum present value of the Retirement Benefit in a single, lump sum payment if he so elects in writing, delivered to the Company at least twelve months prior to the date on which the Retirement Benefit would, but for such election, commence. The amount of such single, lump sum payment shall be determined as if payable under the Retirement Plan, except that the interest rate to be used shall be the interest rate, determined in accordance with Financial Accounting Standards No. 87, Employer’s Accounting for Pensions, that has been disclosed, or will be disclosed, in the Company’s audited financial statements filed, or to be filed, with the Securities and Exchange Commission in the calendar year in which the Executive’s employment with the Company terminates. An election pursuant to the second preceding sentence, once made, shall be irrevocable by the Executive, provided that if the Executive shall die prior to payment thereof, such election shall be automatically revoked and any survivor benefit shall be determined hereunder as if such election had not been made. Payment to the Executive of the single, lump sum payment pursuant to this Section 3(g) shall be in full satisfaction of the Company’s obligations to or on behalf of the Executive under this Section 3(g).

(h)  Other Benefits.    During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to senior executives of the Company (all such benefits being hereinafter referred to as the “Employee Benefits”). As part of that entitlement, the Executive shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for senior executives and to receive all other fringe benefits as are from time to time made generally available to senior executives of the Company. Attached as Exhibit F is a summary description of certain other employee benefits to be provided for the Executive, including certain special adjustments made specifically for the Executive.

(i)  Expense Reimbursement.    During the Employment Period, the Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the Company’s policies and procedures.

(j)  Split Dollar Insurance.    The Company shall use its reasonable best efforts to maintain the split dollar life insurance policy under which the Executive is a beneficiary and the Company is the holder. The Company shall continue to pay all premiums due on that policy during the Employment Period and shall reimburse the Executive for any taxes payable by the Executive because of the payment by the Company of such premiums and any such tax reimbursement payments.

(k)  Incentive Plans.    The Executive shall be entitled to participate in the ongoing long-term incentive programs of the Company on the same basis as other senior-level executives of the Company. In the event of any inconsistency between (i) this Agreement or any restricted stock, stock option, annual bonus, long-term performance or other compensation agreement or award made to the Executive pursuant to it and (ii) the Management Incentive Plan, the Stock Incentive Plan or any similar or successor plan(s) adopted by the Company, then any such plan(s) shall be deemed amended to conform to the provisions of this Agreement and of any such agreement or award.

(l)  Grantor Trust.    The Company shall maintain its current grantor trust into which the Company shall, within 30 days of the earlier of the date of the Executive’s termination of employment or the date of a Change in Control (as defined herein), deposit the amount of the Company’s retirement benefit obligation under Section 3(g) above which is then unfunded. The Company shall from time to time make additional deposits to the grantor trust such that the amount of assets held therein with respect to the retirement benefit obligation shall equal the then present value of the unfunded obligation. The maintenance of the grantor trust and deposit of amounts therein shall not affect the obligation of the Company to provide the retirement benefit described in Section 3(g) and, to the extent not paid by the Company, such amounts shall be paid from the grantor trust.

4.  Termination.    (a)  Death.    Upon the death of the Executive, the Employment Period shall automatically terminate and the Executive’s estate or his beneficiaries, as the case may be, shall be entitled to:

(1)  Base Salary through and including the Executive’s date of death;

(2) any Annual Bonus and any other incentive award earned but not yet paid for any fiscal year of the Company ended on or prior to the Executive’s date of death;

(3) a bonus (the “Termination Bonus”) equal to the product of (x) the Executive’s Annual Bonus for the fiscal year ended immediately preceding such termination, multiplied by (y) a fraction, the numerator of which is the number of days during the then current fiscal year in which the Executive was employed by the Company and the denominator of which is 365.

(4) the compensation, if any, that is or becomes payable in accordance with the terms and conditions of any stock option agreements, restricted stock agreements and stock unit agreements;

(5) any pension survivor benefit that may become due pursuant to Section 3(g) above;

(6) amounts earned, accrued or owing to the Executive but not yet paid under Sections 3(h) and 3(i) above; and

(7) other or additional compensation and benefits in accordance with applicable plans, programs and arrangements of the Company.

(b)  Disability.    Either party may terminate the Executive’s employment under this Agreement upon 30 days written notice to the other party due to the Executive’s Disability as defined in the last paragraph of this Section 4(b). Upon such termination, the Executive shall be entitled to:

(1) Base Salary through and including the effective date of the Executive’s termination of employment;

(2) any Annual Bonus and any other incentive award earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of the Executive’s termination of employment;

(3) a Termination Bonus determined in accordance with Section 4(a)(3);

(4) an amount equal to the sum of 60% of Base Salary, at the annual rate in effect at termination of his employment, for a period ending with the end of the month in which he becomes 65, less the amount of any disability benefits provided to the Executive by the Company (other than benefits attributable to the Executive’s own contributions) under any disability plan;

(5) the compensation, if any, that is or becomes payable in accordance with the terms and conditions of any stock option agreements, restricted stock agreements and stock unit agreements;

(6) any pension benefit that may become due pursuant to Section 3(g) above, offset by any payment in respect of the same period made pursuant to Section 4(b)(4) above;

(7) any amounts earned, accrued or owing to the Executive but not yet paid under Sections 3(h) and 3(i);

(8) continued accrual of credited service for the purpose of the pension benefit provided under Section 3(g) above during the period of the Executive’s Disability or, if sooner,

until the earlier of the Executive’s election to commence receiving his pension under Section 3(g) above or his attainment of age 65;

(9) continued full participation in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination of his employment due to Disability until he attains age 65; and

(10) other or additional benefits in accordance with applicable plans, programs and arrangements of the Company.

If the Executive is precluded from continuing full participation in any employee benefit plan or program as provided in clause (9) above, he shall be provided the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate. The economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis. Payment of such after-tax equivalent shall be made quarterly in advance.

For purposes of the Agreement, Disability shall mean the Executive’s inability to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Company and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(c)  Cause.    (1) The Company may, at its option, terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). A termination for Cause shall not take effect until and unless the Company complies with this Section 4(c)(1). The Executive shall be given written notice by the Board of the intention to terminate his employment hereunder for Cause (the “Cause Notice”). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause and shall be given within 30 days of the Board learning of such action(s) or inaction(s). The Executive shall have 10 days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure, the Cause Notice shall be deemed rescinded and of no force or effect. If he fails to effect a cure, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 20 days of his receiving such notice, provided he requests a hearing within 10 days of receiving the notice. If, within 5 days following such hearing, the Board gives written notice to the Executive confirming that, in its judgment, based on a vote so finding supported by at least 3/4 of the members of the Board, Cause for terminating him on the basis set forth in the original notice exists, he shall thereupon be terminated for Cause.

(2)  As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(i) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company or substantial damage to the Company’s reputation, unless the Executive believed in good faith that such act or nonact was in or not contrary to the best interests of the Company; or

(ii) the Executive is convicted of a felony involving moral turpitude, fraud or embezzlement.

(3)  The exercise of the right of the Company to terminate the Executive’s employment pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(4)  If the Company terminates the Executive’s employment for Cause, he shall be entitled to:

(i) Base Salary through and including the effective date of the Executive’s termination of employment;

(ii) any Annual Bonus and any other incentive award earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of the Executive’s termination of employment;

(iii) any pension benefit that may become due pursuant to Section 3(g) above;

(iv) any amounts earned, accrued or owing to the Executive but not yet paid under Sections 3(h) and 3(i);

(v) the compensation, if any, that is or becomes payable in accordance with the terms and conditions of any stock option agreements, restricted stock agreements and stock unit agreements; and

(vi) other compensation and benefits, if any, in accordance with applicable plans, programs and arrangements of the Company.

(5)  Notwithstanding anything to the contrary contained in this Agreement, if, following a termination of the Executive’s employment for Cause, an arbitrator appointed pursuant to Section 13, or a court of competent jurisdiction, in a final determination, determines that the Executive was not guilty of the conduct that formed the basis for the termination, the Executive shall be entitled to the payments and the economic equivalent of the benefits he would have received had his employment been terminated by the Company without Cause.

(d)  Termination Without Cause or for Good Reason.    If the Company terminates the employment of the Executive hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 4, or if the Executive terminates his employment hereunder for Good Reason (as defined herein), the Executive shall be entitled to:

(1) Base Salary through and including the effective date of the Executive’s termination of employment;

(2) any Annual Bonus and any other incentive award earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of the Executive’s termination of employment;

(3) a Termination Bonus determined in accordance with Section 4(a)(3);

(4) a lump sum payment equaling 250% of the sum of the Executive’s annual Base Salary and annual bonus Target Award as of the date of his termination;

(5) the compensation, if any, that is or becomes payable in accordance with the terms and conditions of any stock option agreements, restricted stock agreements and stock unit agreements;

(6) any pension benefit that may become due pursuant to Section 3(g) above;

(7) continued accrual of credited service for the purpose of the pension benefit provided under Section 3(g) above during the 30 month period (the “Severance Period”) in respect of which the lump-sum severance payment described in Section 4(d)(4) above is made;

(8) any amounts earned, accrued or owing to the Executive but not yet paid under Sections 3(h) and 3(i) above;

(9) continued full participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans or programs in which he was participating on the date of the termination of his employment until the earlier of:

(i) the end of the Severance Period; and

(ii) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that (x) if the Executive is precluded from continuing full participation in any employee benefit plan or program as provided in this clause (9) of this Section 4(d), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (9) of this Section 4(d),

(y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

(10) other or additional compensation and benefits in accordance with applicable plans, programs and arrangements of the Company.

For purposes of this Section 4(d), a termination for Good Reason shall mean a termination of the Executive’s employment at his initiative following the occurrence, without the Executive’s written consent, of one or more of the following events (except in consequence of a prior termination in accordance with this Section 4);

(i) a reduction in the Executive’s then current Base Salary; a reduction in the target award opportunity under the Management Incentive Plan, or successor plan, or under any long term incentive plan; a termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction in any employee benefit or perquisite applicable to all executive officers of the Company); or a failure by the Company to pay the Executive any amount of Base Salary, incentive compensation or other compensation or any material benefit amount due him by the Company within seven (7) days of the date such amount is due;

(ii) the failure to elect or reelect the Executive to any of the positions described in Section 2(a) above, or the removal of him from any such position;

(iii) a material diminution in the Executive’s duties as set forth in Section 2 above, or the assignment to the Executive of duties or responsibilities that are materially inconsistent with such duties or which materially impair the Executive’s ability to function as the Chairman and Chief Executive Officer of the Company, provided, however, that the Executive’s cessation of service as President of the Company shall not, by itself, constitute Good Reason;

(iv) the failure to continue the Executive’s participation in any incentive compensation plan unless a plan providing a substantially similar opportunity is substituted;

(v) the relocation of the Company’s principal office, or the Executive’s own office as assigned to him by the Company, to a location more than 25 miles from Chicago, Illinois; or

(vi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.

(e)  Termination of Employment and Vesting Following a Change in Control.    If, following a Change in Control, the Executive’s employment is terminated without Cause or he terminates his employment for Good Reason, the Executive shall be entitled to the payments and benefits provided in Section 4(d) above, provided that the lump sum payment pursuant to Section 4(d)(4) shall equal 300% of the sum of the Executive’s annual Base Salary and annual bonus Target Award as of the date of his termination. Also, immediately following a Change in Control, all stock options, restricted stock awards, long term incentive awards and other amounts, entitlements and benefits in which he is not yet vested shall become fully vested.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i) any Person (as defined below) is or becomes the Beneficial Owner within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or business.

For purposes of this Section 4(e) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (I) the Company or any of its Subsidiaries, (II) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (III) an underwriter temporarily holding securities pursuant to an offering of such securities or (IV) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company. For purposes of this paragraph a Subsidiary shall include any corporation, partnership or other entity, at least a majority of the outstanding voting shares or controlling interest of which is at the time directly or indirectly owned or controlled (either alone or through Subsidiaries or together with Subsidiaries) by the Company or another Subsidiary.

The Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control or if the Executive terminates his employment with Good Reason prior to a Change in Control if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

(f)  Voluntary Termination; Retirement.    In the event of a termination of employment by the Executive on his own initiative other than a termination due to death or Disability or for Good Reason, the Executive shall have the same entitlements as provided in Section 4(c) above for a termination for Cause. A voluntary termination under this Section 4(f) shall be effective upon 30 days prior written notice to the Company and shall not be deemed a breach of this Agreement. For purposes of this Agreement, all awards made pursuant to this Agreement and all agreements evidencing such awards, “Retirement” shall mean: (i) a termination of employment pursuant to this Section 4(f) that becomes effective on or after April 1, 2003, (ii) a termination of employment pursuant to this Section 4(f) that becomes effective, with the consent of the Company, during the period commencing on the date hereof and ending on March 31, 2003 or (iii) a termination of employment at any time (x) by the Company without Cause or (y) by the Executive for Good Reason.

(g)  Computation of Amounts Due.    For purposes of determining payments, benefits and other compensation due to the Executive under this Section 4, any reduction in Base Salary, annual bonus Target Award, benefits, or other compensation that would constitute Good Reason for termination shall be disregarded.

(h)  Payment Following a Change in Control Under Section 280G of the Internal Revenue Code.    In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, the Executive under this Agreement and under all other plans, programs and arrangements of the Company (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code, the Company shall pay to the Executive prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 4(h) shall be made by an independent auditor (the “Auditor”) jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding the foregoing, in the event that the amount of the Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to the Executive under this Section 4(h) has been made, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time and in the amount determined by the Auditor. The Executive and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such proceeding or claim (including all attorneys’

fees and other expenses incurred by the Executive in connection therewith) shall be paid by the Company promptly upon notice of demand from the Executive.

(i)  Unused Vacation.    Upon any termination of his employment, the Executive shall be entitled to a lump sum payment in respect of accrued but unused vacation days at his then current Base Salary rate.

(j)  No Mitigation; No Offset.    In the event of any termination of employment under this Section 4, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 4 or any claims the Company may have against him.

(k)  Nature and Timing of Payments.    Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Such amounts shall be paid as promptly as possible following determination of the amount due.

5.  Federal and State Withholding.    The Company shall be entitled to deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state, local or other withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.  Noncompetition; Nonsolicitation.  (a) The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that his services have been and will be of special, unique and extraordinary value to the Company.

(b)  The Executive agrees that during the Employment Period and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any Competitive Activity. A Competitive Activity shall mean a business that (i) is being conducted by the Company or any subsidiary at the time in question and (ii) was being conducted at the date of the termination of the Executive’s employment, provided that Competitive Activities shall not include any business that (x) is not in the business of distributing, managing and reproducing print and digital information for the publishing, retailing, merchandising or information technology markets or (y) contributes less than 5% of the Company’s revenues on a consolidated basis for the fiscal year in question. Notwithstanding anything to the contrary in this Section 6(b), an activity shall not be deemed to be a Competitive Activity (A) solely as a result of the Executive being employed by or otherwise associated with a business of which a unit is in competition with the Company or any subsidiary but as to which unit he does not have direct or indirect responsibilities for the products or product lines involved or (B) if the activity contributes less than 5% of the revenues for the fiscal year in question of the business by which the Executive is employed or with which he is otherwise associated.

(c) The Executive further agrees that during the Noncompetition Period he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its subsidiaries or affiliates to terminate or abandon his or her or its employment or relationship for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries or affiliates; provided, however, that the restriction contained in clause (i) of this Section 6(c) shall not apply to, or interfere with, the proper performance by the Executive of his duties pursuant to Section 2 of this Agreement.

(d)  Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the business of such firm, corporation or enterprise.

(e)  If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.  Confidentiality.    The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, to any person any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, affiliates or customers or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries, affiliates or customers not available to the public generally or the competitors of the Company or the competitors of any of its subsidiaries or affiliates, in each case that the Executive obtained as a result of his employment by the Company or any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) is used by the Executive during the Employment Period in the proper performance of his duties pursuant to this Agreement, (b) is disclosed by the Executive to his legal counsel in connection with legal services performed by such counsel for the Executive, provided that such disclosure is made on a confidential basis, (c) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, or has otherwise become generally known in the markets in which the Company does business and to which the Confidential Information relates, other than as a result of any act or omission of the Executive outside the proper performance of his duties pursuant to this Agreement, or (d) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof); provided, however, that the Executive may retain personal diaries and notes and copies of such documents as are necessary for the preparation of his federal or state income tax returns.

8.  Inventions.    The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries or affiliates. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries or affiliates to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. In accordance with the Illinois Employee Patent Act, 765 ILCS 1060, the Executive is hereby notified by the Company, and understands, that the foregoing provisions do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by the Executive for the Company.

9.  Enforcement.    The parties hereto agree that the Company and its subsidiaries or affiliates may be damaged irreparably in the event that any provision of Sections 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages could be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Each of the parties agrees that he or it will submit himself or itself to the personal jurisdiction of the courts of the State of Illinois in any action by the other party to enforce an arbitration award against him or it or to obtain interim injunctive or other relief pending an arbitration decision.

10.  Indemnification.    (a) The Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any Proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person, or (ii) if any Claim is made, or is threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation, bylaws, Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, reasonable attorney’s fees, judgments, interest, expenses of investigation, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other person, and shall inure to the benefit of the Executive’s successors and assigns. The Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days of receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount of such advance if he is ultimately and conclusively determined not to be entitled to indemnification against such costs or expenses. As used in this Agreement, “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information, and “Proceeding” shall mean any action, suit, arbitration, investigation or proceeding, whether civil, criminal, administrative or other.

(b)  Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for payment or advancement under Section 10(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c)  The Company shall at all times during the Employment Period and for four years thereafter keep in place a directors and officers’ liability insurance policy covering the Executive to the extent that the Company provides such coverage for other senior executives.

11.  Representations.    (a) The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Human Resources Committee; (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)  The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity that would interfere with this Agreement or his performance of services hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

12.  Survival.    Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.

13.  Alternative Dispute Resolution.    (a)  Mediation.    Neither party shall initiate arbitration or other legal proceedings (except for any claim under Section 6, 7 or 8 of this Agreement) against the other party, or, in the case of the Company, any of its directors, officers, employees, agents or representatives, relating in any way to this Agreement, the breach of this Agreement, or otherwise, until 30 days after the party against whom the claim is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. The Executive and the Company further agree that if Respondent submits the claiming party’s claim to the CPR Institute for

Dispute Resolution, 680 Fifth Avenue, New York, New York 10019, for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceeding against Respondent until the earlier of: (i) the completion of nonbinding mediation efforts; or (ii) 90 days after the date on which Respondent received written notice of the claimant’s claim. The mediation shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company agrees to promptly pay all costs of mediation, including without limitation, all legal fees and expenses incurred by the Executive.

(b)  Arbitration.    Any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree.

14.  Reimbursement of Legal Expenses.     If any contest or dispute shall arise involving the Executive’s employment with the Company, including any contest or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive, on a current basis, for all costs and expenses (including, without limitation, attorneys’ fees) relating to any such contest or dispute. Pending the final and conclusive resolution of any such contest or dispute, the Company shall continue prompt payment of all amounts due the Executive under this Agreement (or any amendment thereof) and prompt provision of all benefits to which the Executive or his successors and assigns are entitled. The Company shall reimburse the Executive for all legal expenses incurred by him in connection with his employment arrangements with the Company including the preparation of this Agreement.

15.  Beneficiaries/References.    The Executive shall be entitled, to the fullest extent permitted by law, to select and to change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death, by giving written notice to the Company. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

16.  Notices.    All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given (a) when delivered personally or (b), provided that a written acknowledgment of receipt is obtained for any overnight courier delivery, two days after delivery by overnight courier to the following addresses of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (c) sent by facsimile to the following facsimile numbers of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the addresses of such party pursuant to this Section:

If to the Company, to:

R. R. Donnelley & Sons Company
77 West Wacker Drive
Chicago, Illinois 60601-1696
Attention: Corporate Secretary
Facsimile No.: (312)326-7620

If to the Executive, to:
William L. Davis
(at his most recent home address and/or
facsimile number on file with the Company)

17.  Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.  Entire Agreement; Termination of Existing Employment Agreement.    This Agreement (which includes the agreements referenced herein), constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, including the Existing Employment Agreement, or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. To the extent that there is any conflict between (i) the terms of this Agreement and (ii) the terms of any award made pursuant to this Agreement or any agreement evidencing such award, the terms of this Agreement shall control. The Existing Employment Agreement hereby is terminated and of no further force or effect; provided, however, that the termination of the Existing Employment Agreement and the execution of this Agreement shall have no effect upon any award made pursuant to the Existing Employment Agreement or any agreement evidencing such award, except as expressly provided herein.

19.  Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes all the liabilities, obligations and duties of the Company as contained in this Agreement. In connection with any transfer or assignment of its rights, duties, or obligations under this Agreement, the Company shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights, obligations or duties of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise expressly provided in this Agreement.

20.  Headings.    The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.  Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

22.  Amendment and Waiver.    The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23.  Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

R. R. DONNELLEY & SONS COMPANY

By:	/S/ JACK J. MCENERY
Name: Jack J. McEnery Title: Vice President Compensation & Benefits

/S/ WILLIAM L. DAVIS
Name: William L. Davis

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